UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2020

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On September 22, 2020, Spirit AeroSystems Holdings, Inc. (the “Company”) plans to meet with prospective lenders to discuss participation in a proposed term loan B credit facility. During those meetings, the Company plans to update and supplement certain disclosures, as described herein.

Financing Transactions

If consummated, the proposed term loan B credit facility would be a component of financing transactions that contemplate an aggregate of approximately $800 million of first lien senior secured indebtedness, including the proposed term loan B credit facility and additional senior secured indebtedness. The Company plans to use the proceeds of the proposed financing transactions to repay in full outstanding amounts borrowed under the term loan A and delayed draw term loan A credit facilities under the Second Amended and Restated Credit Agreement, among Spirit Aerosystems, Inc. (“Spirit”), the Company, as parent guarantor, Spirit AeroSystems North Carolina, Inc., as additional guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein (the “2018 Credit Agreement”) and terminate the 2018 Credit Agreement (including the revolving credit facility thereunder), with additional amounts available for general corporate purposes.

EBITDA and Adjusted EBITDA

The Company plans to present EBITDA and Adjusted EBITDA (each as defined below) in connection with its meetings. EBITDA and Adjusted EBITDA are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as a substitute for net (loss) income or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about its operating profitability adjusted for certain non-cash items and other gains and expenses that the Company believes are not part of its core operating business and are not an indication of the Company’s future earnings performance.

The Company defines “EBITDA” as net (loss) income adjusted for equity in net income (loss) of affiliates, income tax provision, other (income) expense, net, interest expense and financing fee amortization, depreciation and amortization. The Company defines “Adjusted EBITDA” as EBITDA plus or minus certain non-cash or non-recurring items, including (i) stock compensation expense, (ii) forward loss charges, (iii) cumulative catch-up adjustments, (iv) workforce reduction charges, and (v) the impact of severe weather events at its facilities. Management believes that excluding these non-cash or non-recurring items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Adjusted EBITDA does not take into account certain significant items that directly affect the Company’s net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.

The Company’s EBITDA for the six months ended July 2, 2020 and June 27, 2019 was $(401) million and $573 million, respectively, and the Company’s Adjusted EBITDA for the six months ended July 2, 2020 and June 27, 2019 was $(52) million and $594 million, respectively. The Company’s EBITDA and Adjusted EBITDA for the twelve months ended July 2, 2020 were $27 million and $496 million, respectively. For information on the Company’s EBITDA and Adjusted EBITDA for the years ended December 31, 2019, 2018 and 2017, refer to the Company’s Current Report on Form 8-K filed on April 14, 2020.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA:

	Six Months Ended		Twelve Months Ended
	July 2,	June 27,	July 2,
	2020	2019	2020
	(dollars in millions)
Net (loss) income	$(418.9)	$331.1	$(219.9)
Add (subtract)
Equity in net income of affiliates	3.0	—	3.2
Income tax provision (benefit)	(254.8)	83.0	(205.0)
Other expense, net	55.4	2.4	58.8
Interest expense and financing fee amortization	80.8	42.5	130.2
Operating (loss) income	$(534.5)	$459.0	$(232.7)
Depreciation expense	135.4	123.5	263.6
Amortization expense(a)	(1.6)	(9.1)	(4.4)
EBITDA	$(400.7)	$573.4	$26.5

Adjustments to EBITDA
Stock based compensation	10.8	15.1	31.8
Forward-loss charges	213.8	(7.0)	284.3
Cumulative catch-up adjustments	33.5	7.1	28.4
Non-cash losses / (gains)(b)	20.5	(0.3)	27.3
M&A-related expenses	21.4	5.3	49.3
Restructuring costs	48.9	—	48.9
Adjusted EBITDA	$(51.8)	$593.6	$496.5

(a)        Includes accretion of customer supply agreement and grant liability amortization.

(b)       Includes loss (gain) from foreign currency transactions and loss (gain) on impairment and disposition of assets.

Backlog

From time to time, the Company discloses its expected backlog associated with large commercial aircraft, business and regional jets, and military equipment deliveries, calculated based on contractual and historical product prices and expected delivery volumes. As of July 2, 2020, the Company’s expected backlog associated with large commercial aircraft, business and regional jets, and military equipment deliveries, calculated based on contractual and historical product prices and expected delivery volumes, was approximately $41 billion. This is a decrease of $1.5 billion from the corresponding estimate as of December 31, 2019.

This amount has not been updated for activity since July 2, 2020. The Company expects its backlog to decline throughout 2020 due to cancellations related to the COVID-19 pandemic, and the pandemic may also extend or delay the time in which the Company expects to realize value from its backlog. Further, public information has indicated that certain customers are deferring or canceling B737 MAX orders based on the prolonged grounding and/or due to COVID-19 depressed demand, which will cause the B737 MAX backlog to further deteriorate. If the B737 MAX aircraft remains grounded for an extended period of time, additional reductions to the backlog and/or significant order cancellations should be expected.

Backlog is calculated based on the number of units the Company is under contract to produce on its fixed quantity contracts, and Boeing’s and Airbus’ announced backlog on the Company’s supply agreements (which are based on orders from customers). Accordingly, the Company relies on information from Boeing and Airbus to calculate its backlog. The information the Company had as of July 2, 2020 does not reflect any subsequent information and may not reflect expected cancellations related to the COVID-19 pandemic or the continued B737 MAX grounding. The number of units may be subject to cancellation or delay by the customer prior to shipment, depending on contract terms. The level of unfilled orders at any given date during the year may be materially affected by the timing of the Company’s receipt of firm orders and additional airplane orders, and the speed with which those orders are filled. Accordingly, the Company’s expected backlog does not necessarily represent the actual amount of deliveries or sales for any future period.

COVID-19 and B737 MAX Employee Reductions

As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2020 (the “2Q20 10-Q”), the Company has taken several actions to reduce costs, increase liquidity and strengthen its financial position in light of the economic impact of the COVID-19 pandemic, and the B737 MAX grounding and related production changes. As an update to the description in the 2Q20 10-Q, to date, the Company has reduced approximately 6,000 employees globally since January 2020.

Asco Acquisition

On May 1, 2018, the Company and its wholly-owned subsidiary Spirit AeroSystems Belgium Holdings BVBA (“Spirit Belgium”) entered into a definitive agreement (as amended, the “Asco Purchase Agreement”) with certain private sellers providing for the purchase by Spirit Belgium of all of the issued and outstanding equity of S.R.I.F. N.V., the parent company of Asco Industries N.V. (“Asco”), subject to certain customary closing adjustments, including foreign currency adjustments (the “Asco Acquisition”). The Asco Purchase Agreement is subject to customary closing conditions, including regulatory approvals. The parties have entered into several amendments to the Asco Purchase Agreement, including an amendment on October 28, 2019 that reduced the purchase price to $420 million, and an amendment on January 29, 2020 that extended the date upon which the Asco Purchase Agreement would automatically terminate in the event that conditions to the Asco Acquisition are not satisfied or waived to October 1, 2020 (the “Asco End Date”).

As of September 22, 2020, the conditions to the Asco Acquisition have not been satisfied and the Company does not expect to extend the Asco End Date. One of the remaining conditions includes the European Commission’s approval (the “EC Condition”) to close the transaction in accordance with the commitments made by the parties. As of September 22, 2020, the Company’s management believes it is unlikely that the EC Condition will be satisfied by the Asco End Date. If the conditions to the Asco Acquisition have not been satisfied in the manner required by the Asco Purchase Agreement by the Asco End Date, the Asco Acquisition will automatically terminate. There can be no assurances as to the satisfaction or waiver of the conditions under the Asco Purchase Agreement on or prior to the Asco End Date.

Bombardier Acquisition

On October 31, 2019, Spirit and its wholly-owned subsidiary Spirit AeroSystems Global Holdings Limited (“Spirit UK”) entered into a definitive agreement (the “Bombardier Purchase Agreement”) with Bombardier Inc., Bombardier Aerospace UK Limited, Bombardier Finance Inc. and Bombardier Services Corporation providing for the purchase (i) by Spirit UK of the outstanding equity of Short Brothers plc and Bombardier Aerospace North Africa SAS, and (ii) by Spirit of substantially all the assets of the maintenance, repair and overhaul business in Dallas, Texas (collectively, the “Bombardier Acquired Business”) for cash consideration of $500 million (the “Bombardier Acquisition”). Spirit agreed to procure payment of a special contribution of £100 million (approximately $130 million) to the Shorts pension scheme after closing and has reached a tentative agreement to delay payment of the special contribution to 2021 in exchange for a parent guaranty from Spirit capped at £112.4 million.

The Bombardier Acquisition is subject to certain consents, regulatory approvals and customary closing conditions, some of which remain outstanding as of September 22, 2020. Closing conditions include, but are not limited to, (i) the absence of certain legal impediments to the consummation of the Bombardier Acquisition, (ii) the receipt of specified third party consents and approvals and (iii) the absence of a material adverse change to the Bombardier Acquired Business.

Pursuant to the terms of the Bombardier Purchase Agreement, the date on which the Bombardier Acquisition will automatically terminate in the event that the conditions are not satisfied or waived is October 31, 2020 (the “Bombardier End Date”). There can be no assurances as to the satisfaction or waiver of the conditions under the Bombardier Purchase Agreement on or prior to the Bombardier End Date.

The information contained under this Item 7.01 in this Current Report on Form 8-K (this “Report”) is being furnished and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

This Report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

This Report contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations, beliefs, assumptions and estimates, and on information currently available to us, all of which are subject to change, and are not guarantees of timing, future results or performance. These forward-looking statements involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those indicated in such forward-looking statements, as discussed further in the attached press release. Additional information concerning potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 2, 2020 and July 2, 2020 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: September 22, 2020	By:	/s/ Stacy Cozad
		Name:	Stacy Cozad
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary